Exhibit 99.1

Gentlemen:

With deepest regret I feel it would be in the best interest of Bidz.com if I have resigned from the Board of Directors. Unfortunately I find myself more and more involved into my “European” activities and, therefore, have less time to spend on my duties as a Director of Bidz.com.

Therefore I respectfully request that the Board accepts my resignation effective immediately.

Thank you,

Best Regards,

Garry Y. Itkin